Exhibit 99.3

November 10, 2014

Dear Shareholder:

Thank you for your investment in Monogram Residential Trust, Inc. (“Monogram”).  We are writing this letter to inform you of important events related to your investment in Monogram.

Targeted Listing of Monogram’s Common Stock on the New York Stock Exchange (“NYSE”)

We are excited to announce that on or about November 21, 2014 Monogram expects to list its shares of common stock on the NYSE under the ticker symbol “MORE.”  The completion of the listing remains subject to certain conditions.  Monogram’s board of directors (“Board”) and management believe that current market conditions are favorable for Monogram to list its shares of common stock on the NYSE.  Monogram has a unique, high quality, diversified portfolio, comprised of Class A, highly amenitized, new multifamily communities located in coastal and major markets across the United States.  After the expected listing, Monogram will have the youngest portfolio by age, with an average of 5 years, than any other listed apartment REIT.  We believe Monogram’s development portfolio well positions the company for accretive growth over the long term as our development portfolio is completed, leased up and reaches stabilization. The expected listing should provide Monogram with access to additional capital, as well as providing liquidity to our current shareholders, should they desire it.

Following the expected listing, our shares of common stock will be eligible to be moved electronically into the brokerage account of your choosing via the Depository Trust & Clearing Corporation (“DTCC”), which will enable the shares to be traded on the NYSE. Since each brokerage firm may employ its own rules and regulations for moving shares via DTCC and/or executing a purchase or sale of shares, we encourage shareholders to speak with their financial representative or brokerage firm to confirm the requirements and timeline for both moving and trading shares. Please note that shares cannot be sold directly on the NYSE through our transfer agent, DST Systems.  Shareholders are not required to move their shares into a brokerage account.

Shareholders who have their shares in an account with a custodian may either:

•                  Retain their account at their current custodian.  Most custodians will allow publicly traded shares to be bought or sold through an account with them. Shareholders should contact their custodian to learn what requirements will apply if they wish to buy or sell shares. Generally, shareholders who have their Monogram shares in an account with a custodian will primarily receive a notice that their shares have been moved to a brokerage account at the custodian.  However, some shareholders that have a custodial account may instead receive a Direct Registration Transaction Advise (“DRTA”) statement and cover letter, and if so, they are encouraged to contact their financial representative or custodian to discuss their options.  The DRTA statement is a summary of account holdings at the time of the listing and is typically used to move shares into a brokerage account.

•                  Transfer their shares in-kind to another custodian.  Shareholders should contact the current and successor (new) custodians, as applicable, to learn specific paperwork requirements for transfer-in-kind requests and what requirements will apply if they wish to buy or sell shares.

5800 Granite Parkway Ste. 1000, Plano, Texas 75024

469-250-5500

monogramresidentialtrust.com

Shareholders without a custodian may either:

•                        Continue to hold their shares with our transfer agent, DST Systems. There is no requirement for shareholders to move their shares. However, shareholders will not be able to buy or sell shares on the NYSE through their account with DST Systems.

•                        Move their shares to a brokerage account with the firm of their choosing via the Direct Registration System (“DRS”). Shareholders who do not have a custodian listed on their account will receive a DRTA statement and cover letter. If shareholders wish to buy or sell Monogram shares on the NYSE, they must set up a brokerage account. Please note that most brokerage firms require completed transfer paperwork, as well as a copy of the shareholder’s DRTA in order to move shares via a DRS transfer. We encourage shareholders to contact their financial representative or brokerage firm to confirm what specific requirements apply.

Expected Tender Offer

In connection with our expected listing of our shares of common stock on the NYSE, we also expect to commence a modified “Dutch Auction” tender offer (subject to all appropriate filings with the SEC) to purchase approximately $100 million in value of our shares of common stock.  In a modified “Dutch Auction” tender offer, the purchase price is the lowest price per share within a range that the company sets, at which shares are tendered that will enable the company to purchase the maximum number of shares with the maximum dollar amount available in the tender offer.  The Board has not yet determined the price range of the expected tender offer. Tender offer documents with information about this expected tender offer, including detailed instructions on how to tender shares will be published and mailed to all shareholders of record when the tender offer commences.

As with any newly listed company, Monogram is likely to experience volatility in its share price in the days and weeks immediately following the expected listing because it may take some time for an efficient market to develop for our shares of common stock as institutional investors begin to evaluate Monogram as an investment opportunity.  Monogram is contemplating the expected tender offer in order to, among other reasons, provide shareholders an alternative to selling their shares on the open market, with a goal of mitigating some of this anticipated volatility.

Modifying Monogram’s Distribution Policy

As Monogram prepares to list its shares on the NYSE, the Board believes it is important to set distributions at a level that balances our shareholders’ desire for income with our ability to most efficiently fund Monogram’s future growth.  Therefore, the Board has elected to reduce the quarterly distribution rate in order to support our objectives of providing greater total return potential for shareholders over the long term.

We believe this will help to ensure that we:

•                  Provide an annualized yield competitive with that of comparable publicly traded apartment REITs.

•                  Are better positioned to meet our goal of covering distributions with operating cash flow.

•                  Retain sufficient capital to maintain our existing portfolio and pursue new investment opportunities.

Starting with the fourth quarter of 2014, in anticipation of a listing of Monogram’s shares of common stock on the NYSE, the Board will now authorize distributions on a quarterly basis with single record dates, rather than the prior method of authorizing daily distributions with daily record dates throughout a quarter.  For the fourth quarter of 2014, the Board has authorized a distribution in the amount of $0.075 per share on all outstanding shares of common stock held of record at the close of business on December 29, 2014. The distribution is payable on January 5, 2015.  That compares to a previous quarterly distribution of $0.0875 per share.

Redemption of Fractional Shares

Monogram recently redeemed outstanding fractional shares of our common stock because the NYSE does not permit the listing of fractional shares.  Prior to November 5, 2014, many shareholders owned fractional shares of Monogram’s common stock.  Thus, in order to list its shares on the NYSE, Monogram reduced all accounts to whole share values.  Monogram paid shareholders in cash for the redemption of any such fractional share.  These cash payments were calculated using Monogram’s estimated per share valuation of $10.41 per share effective as of August 12, 2014 (as more fully described in Monogram’s Form 10-Q filed with the SEC on August 14, 2014) and paid on or about November 6, 2014 to holders of any and all outstanding fractional shares of Monogram’s common stock as of the close of business on November 5, 2014.  For example, if you owned 1,000.5 shares at the close of business on November 5, 2014, you would receive a cash payment of $5.21 and have 1,000 whole shares remaining in your account.

For additional information on the important events outlined in this letter we have created a frequently asked questions document or FAQs that is available on our website at www.monogramres.com/investor-FAQs/.

Thank you for your continued support of Monogram.

Sincerely yours,

Mark T. Alfieri

Chief Executive Officer, President,
Chief Operating Officer and Director

Monogram Residential Trust, Inc.

Important Information

This letter is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Monogram. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that Monogram intends to distribute to its stockholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which Monogram will distribute to stockholders and file with the SEC upon commencement of the tender offer. Stockholders are urged to read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that Monogram files with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, stockholders may obtain free copies of Monogram’s filings with the SEC from Monogram’s website at www.monogramres.com.

Forward Looking Statements

This letter contains forward-looking statements relating to the business and financial outlook of Monogram Residential Trust, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document, including our ability to complete the listing of our common shares on the NYSE in a timely manner or at all; our ability to complete the tender offer in a timely manner or at all; the price at which shares of our common stock may trade on the NYSE, which may be higher or lower than the purchase price in the tender offer; and other factors described in the Risk Factors section of Monogram Residential Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.